CREDIT AGREEMENT AMENDMENT
(Availability Amendments)
(Dated: April 19, 2007)
Between:

Telvent Canada Ltd.
-and-
LaSalle Business Credit, a division of ABN AMRO Bank N. V.,
Canada Branch

Baker & McKenzie LLP
Suite 2100
BCE Place, 181 Bay Street
Toronto, Ontario
M5J 2T3

CREDIT FACILITY AMENDING AGREEMENT
THIS AGREEMENT MADE as of April 19 , 2007. BETWEEN:
Telvent Canada Ltd., a Corporation, incorporated under the Laws of Canada, and having an office in the City of Calgary in the Province of Alberta (herein referred to as the “Borrower”)
OF THE FIRST PART
- and -
LaSalle Business Credit, a division of ABN AMRO Bank N.V., Canada Branch, a Canadian Branch of a Foreign Bank, under the Bank Act (Canada), and having an office in the City of Toronto in the Province of Ontario (herein referred to as the “Bank”)
OF THE SECOND PART
     WHEREAS the Borrower and the Bank entered into the Credit Agreement;
     AND WHEREAS the Borrower and the Bank wish to amend certain provisions of the Credit Agreement to decrease the amount available to the Borrower pursuant to Facility A to U.S.$3,000.000 and to acknowledge that Facility B is no longer available to the Borrower.
     NOW THEREFORE, in consideration of the terms, covenants, conditions and provisions hereof, given or made by each party hereto, to or in favor of all or any of the other parties hereto, and other good and valuable consideration (receipt and sufficiency whereof is hereby acknowledged by each party receiving the same) the parties hereto mutually covenant and agree as follows.
ARTICLE 1 — INTERPRETATION
     Section 1.1 — Definitions
     In this Agreement, capitalized expressions used herein shall have the meanings given them in the Credit Agreement, unless otherwise defined herein; and
“Credit Agreement” means the credit agreement dated May 2, 2003 between the Borrower and the Bank, as amended from time to time.
ARTICLE 2 — AMENDMENT TO FACILITY A
     Section 2.1 — Amendment to Facility A
     Effective as of April 19, 2007, the maximum amount available to the Borrower pursuant to Facility A is reduced to U.S.$3,000,000 and therefore the definition of “Facility A” under the Credit Agreement is hereby amended by replacing that Section with the following:

“Facility A” means the revolving credit facility in the maximum aggregate principal amount not to exceed U.S. $3,000,000 or the Equivalent Amount in Canadian Dollars to be made available to the Borrower by the Bank in accordance with the provisions hereof, subject to any reduction in accordance with the provisions hereof.
ARTICLE 3 — ACKNOWLEDGMENT RE:
THE TERMINATION OF FACILITY B
     Section 3.1 — Acknowledgment Regarding the Termination of Facility B
     The Borrower and the Bank hereby jointly acknowledge that the Borrower has repaid all amounts outstanding pursuant to Facility B and therefore, pursuant to and in accordance with Section 2.11 of the Credit Agreement, the amount available to the Borrower under Facility B has been reduced to zero and no amounts shall be available to the Borrower pursuant to Facility B. The Bank is under no obligation whatsoever to extend any credit to the Borrower pursuant to Facility B, and any references in the Credit Agreement to Facility B or to any obligation of the Bank regarding the extension of credit pursuant to Facility B shall be revised and amended to give effect to the foregoing.
ARTICLE 4 — CREDIT AGREEMENT IF FULL FORCE
     Section 4.1 — Credit Agreement Otherwise Unamended
     Except as specifically herein provided or provided in other expressed written agreements by the Bank and the Borrower, the Credit Agreement remains unamended and in full force and effect as at the date hereof.
     Section 4.2 — Amendment Pursuant To Credit Agreement
     This Agreement constitutes an amendment within the meaning of Section 18.10 of the Credit Agreement.
ARTICLE 5 — MISCELLANEOUS
     Section 5.1 — Governing Law
     This Agreement shall be conclusively deemed to be a contract made under, and shall for all purposes be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada therein applicable to contracts made in and to be wholly performed in such Province, without prejudice to or limitation of any other rights or remedies available under the laws of any jurisdiction where property or assets of the Borrower may be found.

     Section 5.2 — Consent To Jurisdiction
5.2.1	The Borrower hereby irrevocably submits to the jurisdiction of any Alberta court sitting in Calgary in any action or proceeding arising out of or relating to this Agreement and the Security Documents and hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such Alberta court. The Borrower hereby consents to service upon it at its address set out in Section 18.2 of the Credit Agreement of copies of the statement of claim and any process issued in respect of any such action or proceeding. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
5.2.2	Nothing in this Section shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.
     Section 5.3 — Benefit Of The Agreement
     This Agreement shall enure to the benefit of and be binding upon the Borrower and the Bank, and their respective successors and permitted assigns.
     Section 5.4 — Severability
     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 5.5 — Amendments And Waivers
     Except as otherwise specifically provided herein, any provision of this Agreement may be amended only by the Borrower and the Bank in writing and may be waived only if the Bank so agrees in writing. Any such waiver and any consent by the Bank under any provision of this Agreement may be given subject to any conditions thought fit by the Bank. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.
     Section 5.6 — Binding Effect
     This Agreement shall become effective when it shall have been executed by the Borrower and the Bank and thereafter shall be binding upon and enure to the benefit of the Borrower and the Bank and their respective successors and assigns. The Borrower shall not assign its rights and obligations hereunder or any interest herein without the prior consent of all the Bank.

     Section 5.7 — Time Of The Essence
     Time shall be of the essence of this Agreement.
     Section 5.8 — Counterparts
     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
     IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the date first above written.

Telvent Canada Ltd.

Per:	/s/ Cameron Demcoe

Cameron Demcoe

Corporate Secretary

LaSalle Business Credit, a division of ABN
AMRO Bank N.V., Canada Branch

Per:	/s/ Nazmin Adatia, Vice President

Per:	/s/ H. Bayu Budiatmanto, Vice President